Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

COUPONS.COM INCORPORATED

Coupons.com Incorporated, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1. The name of the Corporation is Coupons.com Incorporated.

2. This Certificate of Amendment of the Amended and Restated Certificate of Incorporation was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation as filed March 12, 2014.

3. Article I of the Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

“The name of the Corporation is Quotient Technology Inc.”

4. The foregoing amendment to the Amended and Restated Certificate of Incorporation shall be effective on October 20, 2015 and the effective time shall be 12:01 a.m., Eastern Time.

IN WITNESS WHEREOF, this Certificate of Amendment of Amended and Restated Certificate of Incorporation has been duly executed by an authorized officer of the Corporation on October 6, 2015.

/s/ Steven R. Boal
Steven R. Boal
Chief Executive Officer